Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the County Bancorp, Inc. 2016 Long Term Incentive Plan of our report dated March 23, 2016 on the consolidated financial statements of County Bancorp, Inc. included in County Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ CliftonLarsonAllen LLP

Milwaukee, Wisconsin

September 8, 2016